MEMORANDUM OF TERMS

THIS "MEMORANDUM OF TERMS" BETWEEN MR LAXMI PRASAD ("LP") AND DR TALAVANE KRISHNA ("TK") SHALL BE PREVAILED BY EXECUTION OF A FORMAL BINDING AGREEMENT ONCE THE PARTIES SIGN AND EXECUTE SHAREHOLDERS AGREEMENT. THE MEMORANDUM SHALL NOT TO BE RELEASED TO ANY THIRD PARTY WITHOUT PRIOR WRITTEN MUTUAL CONSENT.

Date: July 21, 2019

SUMMARY OF PRINCIPAL TERMS AND MEMORANDUM OF UNDERSTANDING

AYUR VILLAS (AV) - REGULATION S & A+ PLACEMENT & LISTING ON US MARKETS

PARTIES & PURPOSE

This Preliminary Memorandum of Understanding is to record the current status of discussions between,

Mr. Laxmi Prasad, Co-Founder and CFO of Interups Inc., holding US Permanent Residency (A077-704-517), working out of Tribecca Bridge Tower, 450 North-End Avenue, New York NY 10282 USA (herein referred to as "LP" or "ITUP" or the PARTY OF THE FIRST PART and shall mean and include his legal heirs, administrators, designates, successors and assigns and the companies or service providers and other persons that LP represents in the execution of these terms of understanding) **AND**

Dr. Talavane Krishna, Founder & President of Indus Valley Ayur Villas Private Limited, holding passport number (USA) 545859969, residing at Mysore, India (hereinafter referred to as "TK" or "AV" or PARTY OF THE SECOND PART and shall mean and include his legal heirs, administrators, designates, successors and assigns and the companies or service providers and other persons that TK represents in the execution of these terms of understanding)).

Party of the First Part and Second Part shall be jointly referred to as the Parties.

WHEREAS

A. The Parties are desirous of forming a venture in the United States for investing into and developing sprawling Ayurvedic resorts across the globe by undertaking their responsibilities as under:

Krishna

A.A. LP for incorporating a new company in NEVADA (USA) with Head Office in New York, seeding and sourcing funds/investments from US & Non-US Persons as the law permits, listing the new company on the NYSE and/or National Association of Securities Dealers Automated Quotations (NASDAQ), facilitating intermediaries as required to ensure compliance, filing with regulatory, seeding/distribution/subscription toward Regulation S & Regulation A+ IPO listing, exchange compliance, listing, investor relations, market making, and ongoing reporting requirements of the new entity; and

A.B. TK for establishing, developing, leasing, running, maintaining, operating and expanding ayurvedic resorts, villas, residences, and treatment centers and conduct all other allied activities associated with it globally, with specific focus on India and US.

B. LP is a professional with extensive experience and expertise in facilitating structured financial arrangements and management services for certain qualifying entrepreneurs by participating and supporting their vision with substantial investment arrangements that it organizes through specially structured vehicles using Regulation A+, Regulation S Participation for US Companies.

TK is a professional with extensive experience and expertise in developing, establishing, acquiring, managing and operating ayurvedic centers and resorts across the world. TK, supported by local talent, has his wherewithal to build a multibillion-dollar Company in a short span of time.

C. LP & TK envision this joint effort as a unique and attractive investment and business opportunity that facilitates end-to-end value added partnership for its prospective stakeholders and investors.

D. Collectively it is the objective of the Parties to incorporate a new company ("NewCo") in the United States for

(1) Raising capital to fund the business objectives

LP to initially raise $14.4 Million (Rs 100 Cr Approximately) through Regulation S within 60 days from the date of execution of this Memorandum of Terms and $35.6 M through Regulation A+ within 4-6 Months presuming SEC clearance at least within 120 days from the date of execution of this Memorandum

(2) Substantially establishing, acquiring, buying and addressing the operational and expansion requirements of AV and

(3) Seeking market for the share capital of the US New Company by listing the stock on the New York Stock Exchange (NYSE) and/or National Association of Securities Dealers Automated Quotations (NASDAQ) and/or Over-the-Counter (OTC) Markets if the NewCo successfully raises at least $20 Million plus under Regulation A+ of the US Federal Securities Act

Collectively, the Parties hence intend to record the terms and conditions of their understanding into this Memorandum of Understanding to pursue and conduct their specific responsibilities.

The Parties hereto confirm the following understanding:

1. **LP shall,**

1.1 Incorporate NewCo in Nevada or such other State in the United States of America as may be recommended by LP and acceptable to TK, with its designated members or representatives and members of TK as Founding or Organizing Members of such NewCo and ensure all corporate and regulatory compliances;

1.2 Carryout the required regulatory process work for the NewCo to ensure that it is a publicly listed reporting company via Regulation A+;

1.3 Obtain all approvals, consents and permits required by the NewCo for undertaking proposed business activities and inform TK time to time;

1.4 Coordinate and network arrangement of the equity/convertible equity instruments financing of USD 50 Million required by the NewCo ("Financing"), through issue of securities pursuant to Regulation A+, and Regulation S (provided Regulation A+ integration rules permit or provide an exception to such parallel offerings) placement effort;

1.5 Provide strategic advice and assistance to US NewCo and AV during and after the execution of Financing, including listing of the stock, extending and executing strategic financial and management advise at all operational levels as may be appropriate time to time and adhering to regulatory compliance – US & India alike;

1.6 Share all financial, regulatory and other data pertaining to NewCo with TK time to time and take decisions pertaining to US NewCo only with the written, or electronic intimation;

1.7

(a) LP shall, through or with the support of designated counsel(s) or consulting firm(s) that he engages in consultation with TK for enabling NewCo to comply with Regulation A+ Tier II procedure, prepare all necessary ground work and documentation; coordinate with legal counsel for legal & compliance clearance, auditors for audited financial statements and submit all pertinent information & forms for review by SEC.

(b) The appointed designated counsel or firm(s) shall interact with SEC and/or State Securities Administrator or NASAA as may sometimes be required;

1.8 *The pre and post diluted shareholding, including any options, warrants and other equity-linked securities or rights of NewCo shall be structured and recommended by LP to the mutual agreement of Parties and TK as shareholder of NewCo shall offer consent or suitably discuss but not withhold its decision for non-material or unexplainable reasons, to finalize equity structuring for inclusion into the placement memorandum, Test the waters material and forms and other documentation to be submitted to SEC; and*

1.9 Ensure strict regulatory and statutory compliances at all times.

2. **TK shall upon receiving minimum funding,**

2.1. Establish, develop, build, rent, manage and operate ayurvedic resorts, villas, residences, apartments, treatment rooms and other facilities allied with it;

2.2. Test scale, research, conduct, cause and run operations in the best effective manner;

2.3. Implement vision and expand operations as per business needs;

2.4. Seamlessly provide LP with informational updates sharing all financial and other data of activities from time to time; and

2.5. Ensure regulatory and statutory compliances as stipulated by the appropriate authorities in India & the Unites States at all times.

3. **PROCEEDINGS**

3.1. US NewCo will be organized with TK and LP subscribing to NewCo's equity shares as Co-Founders and shareholders with subscription amount payable in cash or in kind (assets or services) at par value ($0.01) to the extent of their shareholding. The Subscription amount is payable immediately upon execution of the agreement and on receipt of money or services (in kind), both parties shall enter into shareholders agreement.

3.2. Investment in NewCo will be through Regulation S and A+ if integration is possible.

3.3. The Parties will not set up without mutual consent of each other, directly or indirectly through family members/ holding companies/ partnerships or corporation, any competing business or businesses conflicting with the business of the NewCo, other than that already established and running into operations

3.4. The US NewCo & Indian AV will appoint Board, CEO and other management executives and personnel by mutual agreement to oversee the activities time to time as the law and system regulates. Further details as to the Board and Management sharing shall be dealt in detail through shareholders agreement when binding agreements turn effective.

3.5. Each of the Parties shall be issued 50 Million equity shares with voting rights @ $0.01 per share against their initial founder's capital in the amount of $500,000 each.

The Parties shall have the right to divest up to 15% of their equity shareholding (or such further percentage as may be statutorily permitted and agreed between the Parties) in the DPO (Direct Public Offering) in favor of public investors.

3.6. ITUP estimates initial costs of organizing, meeting regulatory adherence on Regulation A+, Regulation S and EB5, documentation, filing and listing of NewCo together with all incidental, retainer and out-of-pocket expenses to be around USD 1,000,000 of which,

(a) Retainer Capital Placement or Seeding Fee account for $500,000 as payable to Placement Agents towards seeding investor interest and raising $50 Million capital.

This money shall be paid/service credited by LP directly through its affiliate firms that are designated to exclusively manage capital raising and listing process against which US NewCo shall allot subscription of 50 Million shares in favor of LP and

(b) Balance $500,000 is required towards meeting compliance, documentation, legal, accounting, auditing and administration, test waters and for organizing investor meetings, conducting road shows, providing retainer fees for licensed platforms, investment bankers and Broker-Dealers and filing Regulation A+ with SEC.

This money shall be paid by TK, $100,000 on execution of the Agreement and balance to the account of US NewCo against which US NewCO shall allot subscription of 50 Million shares in favor of TK.

These initial costs apart, NewCo shall compensate the underwriters, placement agents, broker dealers, market makers, investor relationship management firm and spend for listing compliance etc., from and out of the amount subscription proceeds. *The overall expenses, including initial costs, will however be capped at 10% of Funds raised.*

$1,000,000 shall be paid back typically between the 0th – 90th day, utilizing subscription and equity monies that investors pay into NewCo as the filing of Reg. A+ headways.

TK further consents for NewCo to use the initial subscription and any added amounts for LP to pay to the service providers that LP engages for structuring, documenting, regulatory adhering, filing, arranging financing and listing on any of the recognized stock exchanges, electronic bulletin boards and/or OTC Markets.

Disclosure of Conflict of Interest: LP hereby discloses that partners and affiliates within it may also be one such service providers and they may also be receiving compensation in exchange for services rendered at arms length from and out of subscription money. LP further discloses hereby to the attention of TK that it shall be receiving referral fee ranging 5% to 20% (Average 10%) from service providers whom ITUP appoints for executing the service process.

Likewise, TK discloses hereby that it may be receiving a certain % of capitalization from suppliers/vendors/creditors/stakeholders as commission or fee.

3.7. The NewCo shall own all intellectual property created by Parties for its business.

3.8. LP shall, with the support of designated counsel(s) or consulting firm(s) that it engages for enabling NewCo to comply with Regulation A+ Tier II procedure, prepare all necessary ground work and documentation; coordinate with legal counsel for legal & compliance clearance, auditors for audited financial statements and submit all pertinent information & forms for review by SEC.

3.9. The appointed designated counsel or firm(s) shall interact with SEC and/or State Securities Administrator or NASAA as may sometimes be required.

3.10. The pre and post diluted shareholding, including any options, warrants and other equity-linked securities or rights of NewCo shall be structured and recommended by ITUP to the mutual agreement of parties and as shareholders of NewCo both parties shall offer consent or suitably discuss but not withhold their decision for undue reasons, to finalize equity structuring for inclusion into the placement memorandum, Test the waters material and forms and other documentation to be submitted to SEC.

3.11. The new company would be paying fees of 10% of the project cost to TK (AV) in tier scale towards its services as Project Management Company to implement the venture.

3.12. **Financing Summary**

Initial Expenses	$	1,000,000
Distribution, Placement & Underwriting (ITUP) 8%	$	4,000,000
Project Management Fees (AV) 10%	$	5,000,000
Project Execution	$	40,000,000
Total	$	50,000,000

- Initial Expenses that shall equally be borne by LP & TK to be reimbursed back out of subscription proceeds
- Placement Expenses account for 8% of the total Reg. A+ and Regulation S Proceeds prorated as and when received
- TK receives 10% of total Subscription as Project Management Fee

Costs may vary but net proceeds that US NewCo will invest into AV Ayur Homes, subject to satisfactory due diligence, shall not be lesser than $45 Million, unless mutually agreed to by both the parties depending on specific circumstantial situations.

TK consents for NewCo to exclusively use services of LP along with its partners & affiliates in this entire transaction and its service process of structuring, documenting, regulatory adherence, filing and arranging $45.00 Million in Finance for NewCo (other $5.00 Million shall be contributed in kind (assets) by TK into the US NewCO), Listing it on any of the recognized stock exchanges, electronic bulletin boards and/or OTC Markets and thereby substantially acquiring interests in AV – Ayur Homes and helping AV in its operations and expansion undertaking.

3.12.1. Amount spent as initial expenses include all costs relating to the incorporation and organizing of US NewCo, drafting and filing of the Private Placement Memorandum (PPM), Regulation A+ Documentation, Testing Waters, and retainer fees payable to auditors, attorneys, distribution network and other service providers, campaigning costs at actuals, for which LP will compile and submit an account to TK.

These expenses shall not however cover any amounts payable as fees to placement managers, market makers, investor relationship management firms, brand managers, broker-dealers and other firms that are engaged for improving liquidity and market activity of the stock on the floors of the exchange or bulletin boards. Such costs shall be mutually discussed and payable by the NewCo from and out of subscriptions received. However, as noted earlier, the net proceeds that US NewCo will invest into Indian AV, subject to satisfactory due diligence, shall not be lesser than $45 Million including $5 Million payable to AV as Project Management Fee, unless mutually agreed to by both the parties depending on specific situations.

3.12.2. By subscribing to initial capital, rendering services, contributing reimbursable advances and Regulation S money into the NewCo, parties well understand that such investment or advancement of cash and services is at material risk and if the effort is not happening or funding is not arranged for any reasons whatsoever, beyond these minimum essential funding, then NewCo is at risk of losing entire investment or service without any merit or gains, though chances of that happening is rare to minimum.

For AV to remain solvent, it is assumed that LP is aware of the fact that AV may need additional monies over and above $50 Million towards reserve cash, project maintenance and paying margins for acquiring or building additional assets and it shall agree to raise, as it deems fit, such additional requirement(s) as needed.

Out of the initial expenses contributed by the Parties and procurement made whether through Regulation A+, Regulation S or EB5 Program NewCo shall advance or reimburse all legal fees, accounting fees, printing costs, SEC, FINRA, "blue sky" and other U.S. & non-US filing fee, registration fees, roadshow and travel expenses, placement costs and any other expenses incurred or to be incurred by or on behalf of NewCo by the Parties, third party counselors or firms, before or after SEC review, towards procurement effort to initiate the financing through NewCo under Regulation A+, Regulation S and EB5 (if integration rules permit) and procurement, subscription, KYC, Listing and appointment of Broker Dealers, and Underwriters. The initial expenses are only estimates and final costs may vary. NewCo shall pay all such initial expenses from and out of the initial contributions and advances that it receives and if any additional required, from out of its procurements received in cash against actual invoices received by NewCo from LP and verified by TK. These costs would be part of and should not exceed $5 Million as mentioned in clause 3.12 – Financing Summary above.

The combined expenses to raise fund shall not exceed 10% of the gross proceeds from financing. Any subscription amount is not returnable as that is capital subscription amount paid towards Founders shares.

The existing shareholder payout & net investible proceeds into AV, subject to satisfactory due diligence, should at least be $12.96 Million (INR 90,000,000) and $32.04 Million (INR 2,225,000,000) under regulation S & A+ respectively including any payments to AV as project management fee progressively payable. Fees other than initial expenses are always success based.

Disclosure of Conflict of Interest:

LP discloses hereby to the attention of TK that it shall be receiving referral fee ranging 5% to 20% (Average 10%) from service providers whom LP appoints for executing the service process.

TK discloses hereby to the attention of LP that as project Management Company it may receive trade concessions and bargains not crossing arms length code of conduct.

4. FINANCING

4.1 LP shall arrange Financing of USD 45 Million for NewCo, $14.4 Million on or before 60 days from the date of execution this memorandum and $35.60 Million within 4-6 months. The $35.60 Million includes $5 Million to be subscribed by TK.

4.2 LP shall list NewCo equity shares on NASDAQ and/or NYSE and/or OTCM, seeking $50 Million in capital raising effort, at such fair value price per share as may be determined.

4.3 LP shall place USD 30.6 Million of NewCo's equity shares pursuant to Regulation A+ and shall place the balance of USD 14.4 Million as an offer outside of the United States, in countries where permissible, in pursuance of Regulation S of the US Federal Securities Act 1933 (as amended time to time) and USCIS EB5 Investment Program subject to and within any limitations stipulated by the country where such offer would be made.

4.4 It shall not void the agreement If LP fails to achieve Financing of NewCo to the extent of at least USD 14.4 million within 60 days from the date of execution of the memorandum and both parties shall review the matters for causes and renew the agreement in fair conditions without disturbing the sanctity of existing arrangement.

5. REGISTRATION RIGHTS

5.1. The shares or warrants or options received by the Parties in NewCo pursuant to the Regulation A+, unless exempted by SEC, shall be registered via a registration statement (the "Registration Statement") to be filed by NewCo at its expense, no later than 90 days after the closing date.

5.2. Shares received in NewCo, issued or sold, via Regulation S and Regulation S (EB5 Program) shall have no restriction for resale outside of the United States but cannot be sold or exchanged in US pursuant to Rule 144 and only after the restrictive legend is removed which usually is 6-12 months or as the law specifies.

6. RELATED-PARTY FINANCING

6.1. Financing and any conduct in pursuance of the Financing shall be at arms-length, and any conflict of interest shall be disclosed and brought to the attention of the Parties in writing.

7. EXCLUSIVITY

In consideration of LP's efforts and the Financing contemplated:

7.1 Upon execution of this Preliminary Memorandum of Understanding, either Party shall not solicit, encourage or entertain proposals from or enter into negotiations with or furnish any nonpublic information to any other person or entity regarding the possible sale of NewCo stock without the prior written agreement from the other Party.

7.2 Until 6 months or a time agreed thereof, US NewCo shall deal exclusively through LP with respect to any financing with TK.

7.3 TK shall notify LP promptly of any proposals and material terms thereof it receives from third parties, even unsolicited, with respect to any equity participation, loans or investments or other funding for the NewCo.

8. CAPITALIZATION AND MANAGEMENT

8.1 The shareholding and management control of LP & TK in NewCo shall be as defined in the shareholders agreement. Ether party may liquidate anytime any portion of stock subject to adherence to regulatory compliance.

LP & TK shall mean their shareholding being held either by themselves in whole or as an aggregation of their designated persons, entities and firms including themselves.

Public, whether subscribed through Regulation S, Regulation EB5 or Regulation A+, will have certain percentage of equity but not less than 16.67% of post dilution against their $45 Million investment that would help the NewCo to meet its cash requirements (Valuation to be determined and agreed to by the Parties when data pulling is done and LP starts preparing required regulatory forms) for business and financial model envisaged.

Balance $5 Million shall be contributed and subscribed to by TK and/or its designated persons, entities and firms.

Final Equity in the Operating Company including any crossholdings shall be as follows;

(a)	TK (including the Asset Contributing Company)	52.00%
(b)	Employee Profit Sharing Program / ESOPs	14.66%
(c)	ITUP	16.67%
(d)	Public	16.67%

8.2 All issues of stocks, warrants and options shall be subject to prior mutual written agreement between the Parties, including the impact of such issue on dilution of shareholding.

8.3 The Parties shall adhere to the provisions of lock-in and transfer of shares as may be mutually agreed to in the shareholders' agreement entered into upon the incorporation of NewCo, which will also have provisions of exit by one of the Parties by way of a right of first offer to the other Party, together with tag-along, drag-along and bring-along rights.

8.4 The Parties shall agree upon equal management rights of NewCo. Matters of affirmative voting rights on all-important decisions pertaining to NewCo shall be laid out in the Shareholders' Agreement.

9. INVESTOR RELATIONS

9.1 At the closing of Regulation A+, NewCo shall engage investor relation firm(s), Broker-Dealers and Market Makers on terms and conditions acceptable to NewCo and the Parties.

10. ADVISORY ENGAGEMENT

10.1 After the Financing of NewCo - LP, NewCo and AV will enter into a three-year Strategic Advisory Agreement pursuant to which LP will be engaged as advisor to both NewCo and AV. LP's principal services will be:

10.1.1 Providing general advice with respect to business activities & growth (including strategic financing recommendations and business opportunities);
10.1.2 Ensuring compliance with all statutory and corporate secretarial activities;
10.1.3 Coordinating with accountants and auditors for periodic compliance;
10.1.4 Setting investor relations network and market makers;
10.1.5 Assisting in the identification, selection and direction of investment bankers and lawyers by the Parties for raising additional capital; and
10.1.6 Advising on and implementing capital market strategies in the interest of NewCo.
10.1.7 Establishing Ayur Homes as a listed REIT or Income Generating INVIT.

10.2 **Advisory Base Fee Post DPO**: Fees shall be negotiated and mutually agreeable.

10.3 **Advisory Success Fees: (to be discussed and specified)** Payable on agreement with TK after the successful completion of the following activities:
10.3.1 Business Relationships: Securing business relationships for NewCo that generate revenues for NewCo or TK or reduce NewCo's costs;
10.3.2 M&A: Business combinations, divestitures, acquisitions, joint ventures and strategic alliances involving NewCo or any part thereof; and
10.3.3 Financings: Public and private placements.

10.4 **Project Management by TK**: The NewCo will also enter into an Project Management Agreement with TK for payment of Advisory Base Fee and Advisory Success Fees after successful completion of activities or attaining results, which lead to additional revenues for NewCo or to reduce costs of NewCo or for value addition of NewCo subject to Agreement between LP and TK.

11. CONDITIONS

11.1 Financing specified is subject to certain conditions, including the following:
- 11.1.1 Projected Financial Statements in compliance and three-year Business Plan.
- 11.1.2 Completion and execution of all definitive agreements.
- 11.1.3 Such other conditions as are customary or appropriate.

11.2 LP fairly expects Financing closure date to not cross 60 days for Regulation S Subscription & 4-6 months for Regulation A+ funding. But depending on the time that Compliance and SEC may take in vetting filings, these times may vary a little. Any money that LP raises under Regulation S and Regulation S-EB5 effort shall be available to NewCo immediately upon the NewCo filing its Regulation A+ with SEC.

11.3 NewCo indemnifies and keeps LP & TK forever indemnified against all non-compliances with law and regulations pertaining to the NewCo. In addition, the constitutional documents of NewCo shall at all times provide for indemnification of the Directors and Officers, their alternates and observers and limitation of liabilities of such Directors and officers to the fullest extent permitted by law. NewCo will use its best efforts to obtain and maintain on reasonable business terms, such D&O liability insurance coverage as permitted by law.

12. CHOICE OF LAW, JURISDICTION AND DISPUTE RESOLUTION

12.1. The NewCo shall be incorporated as per the State of Nevada or such other State as the Parties may mutually decide, but New York Law will govern all contracts pertaining to NewCo, as it matters to this Financing. Indian Laws shall prevail on all matters pertaining to Ayur Homes and transaction incidences that shall take place in Indian Waters.

12.2. In the event any dispute or differences arise in connection with the interpretation, implementation or purported termination of this or the definitive agreement as specified herein between the Parties, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

12.3. If such dispute is not resolved through friendly consultations within thirty (30) days after commencement of discussions or such longer period as the Parties agree to in writing, then any Party may refer the dispute for resolution by arbitration in Mumbai at the Mumbai Center for International Arbitration.

13. CONFIDENTIALITY

13.1. Parties shall maintain the existence and terms of this Memorandum in strict confidentiality and shall not disclose to any firm or individual the fact that negotiations may be ongoing. NewCo may make a disclosure thereof in accordance with the terms of the agreement and applicable law. The Non-Disclosure and Non-Circumvent Agreement between the Parties will govern this Memorandum of Understanding and any formal agreements that the NewCo and LP would enter to initiate and close the Financing.

14. LEGAL OBLIGATION

14.1. This document represents consent for parties to formally engage into, act and facilitate their responsibilities for the NewCo, the definitive terms of which would include, among other things, the principles set forth in this document.

15. BINDING PROVISIONS

15.1. Except as provided in the next sentence, this Memorandum is not contractual in nature and reflects only the intentions of the parties to proceed toward the negotiation of definitive agreements such as a shareholders agreement immediately upon the incorporation of NewCo and, if such agreements are executed, the consummation of the Financing described therein. Notwithstanding the foregoing, all provisions in this section entitled "Binding Provisions" and the provisions above in the section "General" next to the captions "Protective Provisions," "Choice of Law," "Exclusive Period," "Due Diligence" and "Confidentiality" are binding obligations of the Parties, enforceable in accordance with their terms.

15.2. Except for such binding provisions, no Party will have any obligation to any other Party hereunder and the Parties will have only those obligations, and will make only those representations, warranties and covenants, as may be set forth in fully executed and delivered definitive agreements. Except as may be set forth in a subsequent binding written agreement, each Party will bear its expenses of due diligence and agreements.

15.3. Except as expressly set forth in this Memorandum of Understanding, no Party will have any obligation or any liability based upon or arising under this agreement to any other Party by reason of the fact that definitive agreements are not prepared, authorized, executed or delivered.

15.4. To confirm that the foregoing is acceptable and to acknowledge each Party's agreement to and acceptance of the binding and non-binding provisions identified above, Parties shall sign a copy of this Understanding in the space set forth below. This Memorandum may be signed in counterparts and delivered as aforesaid and all counterparts taken together will constitute the same agreement.

15.5. This understanding and all the terms mentioned above will automatically expire and becomes ineffective & non-binding if the same is not executed through definitive agreements including Shareholders Agreement on or before July 21, 2019.

IN WITNESS WHEREOF the parties hereto have executed this MOU [Memorandum of Understanding] on the date first herein above written,

Laxmi Prasad

Laxmi Prasad

For Interups Inc. - Laxmi Prasad, Authorized Signatory

Krishna

For AV – Dr. Krishana Talavane, Authorized Signatory